UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Kropid, James J

   5241 Spring Mountain Road
   Las Vegas, NV  89103
   USA
2. Issuer Name and Ticker or Trading Symbol
   Southwest Gas Corporation
   SWX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/99
5. If Amendment, Date of Original (Month/Year)
   12/31/99
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |1,673  (5)         |D     |                           |
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Preferred Stock              |      |    |                  |   |           |1,500  (4)         |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Stock Option            |$19.125 |7/15/|A   |1,660      |A  |(1)  | 7/14|Common Stock|1,660  |       |1,660       |D  |            |
                        |        |97   |    |           |   |     |/07  |            |       |       |            |   |            |
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(right to buy)          |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Stock Option            |$22.9375|5/14/|A   |2,000      |A  |(2)  |5/13/|Common Stock|2,000  |       |2,000       |D  |            |
                        |        |98   |    |           |   |     |08   |            |       |       |            |   |            |
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(right to buy)          |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Stock Option            |$28.75  |8/10/|A   |2,000      |A  |(3)  |8/9/0|Common Stock|2,000  |       |2,000       |D  |            |
                        |        |99   |    |           |   |     |9    |            |       |       |            |   |            |
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(right to buy)          |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) The option vests in three annual installments of 664 shares in 1998, 498 shares in 1999, and 498 shares in 2000, beginning on July 15, 1998.
(2) The option vests in three annual installments of 800 shares in 1999, 600 shares in 2000, and 600 shares in 2001, beginning on May 14, 1999.
(3) The option vests in three annual installments of 800 shares in 2000, 600 shares in 2001, and 600 shares in 2002, beginning on August 10, 2000.
(4) Southwest Gas Capital I - Trust Originated Preferred
Securities.
(5) Includes 50 shares acquired in 1999 pursuant to the dividend reinvestment plan.
SIGNATURE OF REPORTING PERSON
/s/ James J. Kropid by Faye J. Ringler, Attorney in fact
DATE
2/4/00